Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), entered into as of October 16, 2019 (the “Effective Date”), is entered into by and between LianBio, a corporation organized and existing under the laws of the Cayman Islands (“Licensee”), and QED Therapeutics, Inc. a Delaware corporation (“Company”).

INTRODUCTION

WHEREAS, Licensee wishes to obtain from Company and Company wishes to grant to Licensee certain rights and licenses under intellectual property owned or controlled by Company to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this Section:

“Accounting Standards” means, with respect to a Person, generally accepted accounting principles as practiced in the United States or applicable international standards followed by such Person.

“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

“Additional Compound” has the meaning set forth in Section 3.5.

“Adverse Event” or “AE” has the meaning set forth in the PRC Measures for the Administration of Reporting and Surveillance of Drug Adverse Events (effective as of July 1, 2011) or the equivalent applicable Laws in any relevant Region, and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

“Affiliate” means, (a) with respect to Licensee, any Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists, (b) with respect to Company, any entity that is controlled by Company at the time that the determination of affiliation is made and for as long as such control exists, and (c) with respect to any other Person, any entity controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party shall exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities. For the avoidance of doubt, [***] shall be deemed a financial investor in the Company for purposes of the preceding sentence, and any company in which [***] has a direct or indirect controlling financial interest shall not be deemed to be an Affiliate of Company.

“Affiliated Entity” means, with respect to Company, any Person controlling, controlled by or under common control with Company, at the time that the determination of affiliation is made and for as long as such control exists.

“Alliance Manager” has the meaning set forth in Section 5.6(a).

“[***]” has the meaning set forth in Section 2.7(b).

“[***] Rights” has the meaning set forth in Section 2.7(b).

“Auditor” has the meaning set forth in Section 6.6(a).

“[***]” means the compound described as [***] in Exhibit A-2 to the [***] Agreement, whether produced by chemical synthesis or otherwise, and any formulation, radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, or ester forms of such compound.

“[***] Trials” has the meaning set forth in Section 3.2(a).

“[***] Trials” has the meaning set forth in Section 3.2(a).

“Blocking Third Party Intellectual Property Costs” means any [***] paid by or on behalf of Licensee, its Affiliates or its Sublicensees to a Third Party who Controls Blocking Third Party Intellectual Property Rights for the right to Develop, Manufacture or Commercialize Licensed Products under such Blocking Third Party Intellectual Property Rights.

“Blocking Third Party Intellectual Property Rights” means, with respect to the Licensed Product in any Region in the Field in the Territory, any [***] Controlled by a Third Party that, absent a license thereunder, would be infringed by the Development, Manufacture or Commercialization of such Licensed Product in such Region.

“Breaching Party” has the meaning set forth in Section 12.3(a).

“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in [***] are open for business.

“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

“Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2019, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.

“CMC” means the Chemistry, Manufacturing and Controls portion of any Regulatory Filing.

“CMC Data” means any data included in the CMC portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world.

“Code” means Title 11 of the U.S. Code.

“Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product (including the Licensed Product), but not including Manufacturing.

“Commercially Reasonable Efforts” means, in respect of a Party, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a [***] of a similar size and profile as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has [***], which product is at a similar stage in its development or product life and is of a similar market and profitability potential to the Licensed Product and taking into account all relevant factors including the intellectual property protection of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, market exclusivity, and other technical legal, scientific, medical or commercial factors that such a company would reasonably deem to be relevant.

“Company” has the meaning set forth in the preamble.

“Company Indemnified Party” has the meaning set forth in Section 10.1.

“Compound” means infigratinib, whether produced by chemical synthesis or otherwise, and any radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, ester forms or prodrugs of such compound. The chemical structure of the Compound is attached hereto as Exhibit A.

“Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates or Affiliated Entities in connection with this Agreement or disclosed under the Term Sheet, and (b) the terms and conditions of this Agreement; provided, however, that Confidential Information will not include information that:

(i) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement on the part of the receiving Party;

(ii) has been in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s or Affiliated Entity’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party under any agreement between such Third Party and the disclosing Party; or

(iv) has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s or Affiliated Entity’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

“Contract Manufacturing Organization” or “CMO” means any Third Party contract manufacturing organization.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, without [***] breaching the terms of any agreement with a Third Party and [***]. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patent Rights or Know-How that are [***].

“Cover,” “Covering” or “Covered” means, when referring to the Licensed Product: (a) with respect to a Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the practice by such Person of a specified activity with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the practice by such Person of a specified activity with respect to such Licensed Product would infringe such claim if such patent application were to issue as a patent.

“Development” or “Develop” means non-clinical, pre-clinical, and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining Regulatory Approval of any Licensed Product. Development includes use and importation of the relevant compound or Licensed Product to conduct such Development activities. Development will not include Commercialization activities.

“Development Milestone Event” has the meaning set forth in Section 6.1(c).

“Development Milestone Payment” has the meaning set forth in Section 6.1(c).

“Development Plan” has the meaning set forth in Section 3.2.

“Dollars” or “US$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Field” means any and all human prophylactic and therapeutic uses in all cancer indications.

“First Commercial Sale” means with respect to the Licensed Product in any Region in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such Region after the Marketing Authorization for such Licensed Product has been obtained in such Region.

“First Indication” has the meaning set forth in Section 6.1(c).

“Force Majeure Event” has the meaning set forth in Section 14.9.

“Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product (or the Compound contained therein) supplied by or on behalf of Company to Licensee:

(a)

if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is Manufactured by a CMO, the actual CMO costs of such Manufacturing incurred by or on behalf of Company, including [***]; or

(b)

if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is manufactured by Company or an Affiliated Entity, the actual, fully burdened cost of such manufacturing, including [***]. Such fully burdened costs shall be calculated in accordance with the Accounting Standards.

“[***] Phase 2 Trial” has the meaning set forth in Section 3.2(a).

“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) as set forth in the PRC Good Clinical Practice for Pharmaceuticals effective as of September 1, 2003 and its subsequent amendments, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (e) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Generic Product” means, with respect to a particular Licensed Product in a Region, any product that (a) has Regulatory Approval for use in such Region pursuant to a regulatory process governing approval of generic, interchangeable, or biosimilar pharmaceutical or biological product based on the then-current standards for Regulatory Approval in such Region, where such Regulatory Approval relied on or incorporated clinical data generated by either Party to this Agreement or their Affiliates, Affiliated Entities (to the extent applicable) or licensees, or was obtained using an abbreviated, expedited, or other similar process, (b) during the Royalty Term, is not owned or licensed by Licensee under this Agreement; and (c) is sold in the same Region as the relevant Licensed Product by a Third Party that is not a sublicensee or Affiliate of Licensee, and that did not purchase such product in a chain of distribution that included Licensee, or its Affiliates or its or their sublicensees.

“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the PRC Good Laboratory Practice effective as of September 1, 2003, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant Region and other organizations and governmental agencies in countries in which the Licensed Product is intended to be sold by the Party that is subject to such standards.

“GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) PRC Good Manufacturing Practices for Pharmaceuticals effective as of March 1, 2011 and its appendices, (d) the principles detailed in the applicable ICH guidelines, (e) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection; and (f) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time.

“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Indemnified Party” means a Person entitled to indemnification under ARTICLE X.

“Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE X.

“Infringement” has the meaning set forth in Section 7.3(a).

“Infringement Action” has the meaning set forth in Section 7.3(b).

“Infringement Claim” has the meaning set forth in Section 7.4.

“Invention” means inventions, Know-How, developments or discoveries, whether patentable or non-patentable.

“JSC” has the meaning set forth in Section 5.1.

“Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lian Oncology” means Lian Oncology, an exempted company organized under the laws of the Cayman Islands .

“Licensed Know-How” means any and all Know-How [***] that is Controlled by Company or any of its Affiliates as of the Effective Date or at any time during the Term (including any and all information contained in Regulatory Filings, and CMC Data)[***].

“Licensed Patents” means any and all Patent Rights Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term [***].

“Licensed Product” means any pharmaceutical product containing the Compound (whether alone as the sole active pharmaceutical ingredient or as a combination with other active pharmaceutical ingredient(s)) in any form, presentation, formulation or dosage form.

“Licensed Technology” means collectively, Licensed Patents and Licensed Know-How.

“Licensee” has the meaning set forth in the preamble.

“Licensee Indemnified Party” has the meaning set forth in Section 10.1.

“Licensee Technology” means the Patent Rights and Know-How Controlled by Licensee or its Affiliates as of the effective date of termination of this Agreement, that are specifically related to, and actually used and applied as of the date of such termination, in the Development, Manufacture or Commercialization of the Licensed Products in the Field and in the Territory.

“Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.

“Manufacture” or “Manufacturing” means all activities related to the production of the Licensed Product, including the production of any of the following to the extent used in the Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, cell bank preparation, mammalian cell production, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

“Marketing Authorization” means the grant of all necessary final or conditional permits, registrations, authorizations, licenses and approvals (or waivers) required for the importation and Commercialization of the Licensed Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

“Net Sales” means the net sales recorded by Licensee or any of its Affiliates or Sublicensees (for the purpose of this definition, “Sublicensees” will not include any distributors or wholesalers) for any Licensed Product sold to Third Parties other than Sublicensees, as determined by Licensee’s Accounting Standards, as consistently applied. The deductions based on an accrual basis by Licensee and its Affiliates under Licensee’s Accounting Standards to calculate the recorded net sales from gross sales include the following:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***]; and

(g) [***].

With respect to the calculation of Net Sales:

(i) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party, and sales between or among Licensee and its Affiliates and Sublicensees will be disregarded for purposes of calculating Net Sales; and

(ii) if a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Accounting Standards are met.

“Non-Breaching Party” has the meaning set forth in Section 12.3(a).

“[***]” means [***].

“[***] Agreement” means that certain License Agreement, by and between Company and [***], effective as of [***] (as may be amended from time to time) and any and all related ancillary agreements related thereto.

“[***] Agreement Territory Royalty Payments” means with respect to a Licensed Product, the amount of royalties that the Company owes to [***] under the [***] Agreement that is attributable to such Licensed Product in the Field in the Territory.

“Party” means either Company or Licensee; “Parties” means Company and Licensee, collectively.

“Party Vote” has the meaning set forth in Section 5.5.

“Patent Challenge” has the meaning set forth in Section 12.3(d).

“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

“Pharmacovigilance Agreement” has the meaning set forth in Section 3.7.

“Phase 1 Study” means a clinical study of an investigational product in subjects with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.

“Phase 2 Study” means a clinical study of an investigational product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Study (e.g., a Phase 1 Study/ Phase 2 Study).

“Phase 3 Study” means a clinical study of an investigational product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

“Pricing and Reimbursement Approval” means, with respect to the Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product, in a given Region in the Territory prior to the sale of such Licensed Product in such jurisdiction in the Field in the Territory.

“Product Inventions” has the meaning set forth in Section 7.1(a).

“Region” means each of the PRC, Macau, Hong Kong, Taiwan, Thailand, Singapore, and South Korea.

“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of the Licensed Product in the Field in a country(ies) or Region(s), excluding separate Pricing and Reimbursement Approval that may be required.

“Regulatory Approval Application” means an application to seek regular or expedited Regulatory Approval of the Licensed Product for sale or marketing in any country(ies) or Region(s) in the Territory, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies) or Region(s).

“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of the Licensed Product in a Region, including the National Medical Products Administration (formerly the China Food and Drug Administration) in the PRC.

“Regulatory Exclusivity” means with respect to a Licensed Product in a Region, the period of time during which (a) a Party or its Affiliate or sublicensee has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of applicable Law) in such Region to market and sell the Licensed Product; or (b) the data and information submitted by a Party or its Affiliate or sublicensee to the relevant Regulatory Authority in such Region for purposes of obtaining Regulatory Approval and Pricing and Reimbursement Approval may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval and Pricing and Reimbursement Approval or marketing of any product by a Third Party in such Region.

“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to the Licensed Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

“Reversion License” has the meaning set forth in Section 12.4(a).

“Royalty Term” has the meaning set forth in Section 6.2(c).

“Rules” has the meaning set forth in Section 13.2.

“Safety Data” means any Adverse Event information from human trials and all results from non-clinical safety studies, including toxicology and carcinogenicity data (if any), with respect to the Licensed Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.

“Sales Milestone Event” has the meaning set forth in Section 6.1(d).

“Sales Milestone Payment” has the meaning set forth in Section 6.1(d).

[***]

“Securitization Transaction” has the meaning set forth in Section 14.1(a)(ii).

[***]

“Sublicense” means a grant of rights from Licensee to a Sublicensee under any of the rights licensed to Licensee by Company under Section 2.1.

“Sublicensee” means, with respect to a Party, a Third Party sublicensee of rights granted to such Party under this Agreement or a Third Party licensee of rights with respect to the Licensed Product which rights are retained by such Party under this Agreement with respect to such Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights).

“Supply Agreement” has the meaning set forth in Section 4.1.

“Term” has the meaning set forth in Section 12.1.

“Term Sheet” means that certain non-binding (except with respect to confidentiality obligations therein) term sheet by and between LianBio and [***], a [***], effective as of [***].

“Territory” means the PRC, Macau, Hong Kong, Taiwan, Thailand, Singapore, and South Korea.

“Third Party” means any Person other than a Party or any of its Affiliates or Affiliated Entities.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Third Party Losses” means Losses resulting from an Action by a Third Party.

“Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

“Two-Invoice Policy” means the policy described in “the Opinion on the Implementation of the ‘Two-Invoices’ System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial)” (Guoyigaibanfa [2016] No. 4), officially released on 9 January 2017 and in any other applicable Laws that mandates public hospitals or any other purchaser of drugs in mainland China to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

“Upstream Licenses” means any and all agreements between Company or any of its Affiliates, on the one hand, and any Third Party (the “Upstream Licensor”), on the other hand, including the [***] Agreement, pursuant to which Company has (a) in-licensed any Patent Rights or Know-how owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How or (b) agreed to provisions that would require Licensee to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field. Exhibit D a list of all Upstream Licensors as of the Effective Date.

“Upstream Licensor” has the meaning set forth in the definition of Upstream Licenses in this Section 1.1.

“Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Licensed Patents that (i) covers the practice of the relevant Compound or Licensed Product in the relevant jurisdiction; (ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (iii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim included in a patent application included within the Licensed Patents that (i) would cover the practices of the relevant Licensed Product in the relevant jurisdiction if such claim was to issue; and (ii) has not been cancelled, withdrawn or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.

“Warrant Shares” has the meaning set forth in this Section 1.1.

“Warrants” has the meaning set forth in Section 6.1(b).

ARTICLE II

LICENSE GRANTS

Section 2.1. License Grant; Right of Reference.

(a) Exclusive License Grant. Subject to the terms and conditions of this Agreement, Company hereby grants to Licensee an exclusive (even with respect to Company and any Affiliated Entity, subject to this Section 2.1(a) and Section 2.7), sublicensable (subject to Section 2.2(a)), royalty-bearing right and license under the Licensed Technology, to Develop, Manufacture and Commercialize and otherwise, make, have made, use, offer for sale, sell, have sold, and import the Compound and Licensed Products in the Field in the Territory, including the right to co-administer Licensed Products with other pharmaceutical products in the Field in the Territory. Notwithstanding the foregoing exclusive grant: (i) Company retains the right under the Licensed Technology, with the right to grant sublicenses through multiple tiers, (A)(1) to Develop, Manufacture and have Manufactured Licensed Products anywhere in the world for obtaining Regulatory Approval of Licensed Products in any indications outside the Territory and Commercializing Licensed Products in any indications outside the Territory, and (2) to Develop, Manufacture and have Manufactured Licensed Products anywhere in the world for obtaining Regulatory Approval of Licensed Products outside of the Field in the Territory and Commercializing Licensed Products outside of the Field in the Territory, and (B) to perform, and have performed, its obligations under the Development Plan; and (ii) [***] and its Affiliates retain a right (with no ability to sublicense such right) to continue to make and use Compound solely in connection with its and their internal research (but not Development or Commercialization) activities.

(b) Licensee Right of Access and Reference. Company hereby grants Licensee, its Affiliates and Sublicensees access to, and a right of reference with respect to, (i) the Regulatory Filings, Regulatory Approvals, Marketing Authorizations and all corresponding documentation Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term, and (ii) all data generated relating to the Licensed Products, including clinical and preclinical data, Safety Data and CMC Data contained or referenced in any Regulatory Filings, and all corresponding documentation Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term, in each case ((i) and (ii)), for the sole purpose of Developing, seeking and securing Regulatory Approval and Marketing Authorization for the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory. The foregoing rights include the right for Licensee and, to the extent permitted under this Agreement, its Affiliates and Sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.1(b). Without limiting the foregoing, to the extent that during the Term any

Affiliated Entities Control any Regulatory Filings or other corresponding documentation reasonably related to any Licensed Product as a result of performing Development, Manufacture or Commercialization activities with respect to any such Licensed Product, Company will cause such Affiliated Entities to grant Licensee, its Affiliates and Sublicensees access to, and a right of reference with respect to, such Regulatory Filings or other corresponding documentation in a manner consistent with Company’s obligations set forth in this Section 2.1(b).

(c) Delivery of Documentation. From time-to-time during the Term, upon a Party’s reasonable request, the other Party will promptly provide requesting Party with copies of all data and information (including communications with Regulatory Authorities, existing Regulatory Filings and clinical and pre-clinical data, in each case, in the form such data and information is maintained) relating to Licensed Products that are (i) Controlled by and in the possession of the other Party, its Affiliates or its sublicensees and (ii) necessary or reasonably useful to support the requesting Party’s Development, Manufacture or Commercialization of, or Regulatory Approval or Marketing Authorization for, Licensed Products, in the case that Licensee is the requesting Party, in Field and the Territory, and in the case that Company is the requesting Party, outside the Field or Territory.

Section 2.2. Sublicensing and Subcontracting.

(a) Licensee Right to Sublicense. Licensee will have the right to grant Sublicenses (through multiple tiers) to its Affiliates and to Third Parties, in each case, of any and all rights granted to Licensee by Company pursuant to Section 2.1 [***], but subject to the requirements of Section 2.2(b).

(b) Sublicense Requirements. Each Sublicense granted by Licensee to a Third Party pursuant to Section 2.2(a) will be in writing and will be consistent with the relevant restrictions and limitations set forth in this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement. Licensee will be liable for any act or omission of its Sublicensees as if such Sublicensees were Licensee hereunder, and Company shall have the right to proceed directly against Licensee without any obligation to first proceed against such Sublicensee. Each Sublicense will contain the following provisions: (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 8.1 with respect to Company’s Confidential Information, (ii) [***], and (iii) provisions whereby Licensee obtains ownership of, or a fully sublicensable non-exclusive (or exclusive) license (or an option to obtain such license) under and to, any Know-How and Patent Rights that are developed by the Sublicensee in the performance of such agreement and are reasonably necessary or useful to the Development, Manufacture or Commercialization of Licensed Products. Licensee shall provide Company with a copy of any sublicense agreement it enters into with a Third Party, within [***], which copy may be disclosed to Upstream Licensors, provided that such copy may be subject to redaction as Licensee reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable. Each such sublicense agreement shall be considered the Confidential Information of Licensee.

(c) Sublicense Survival. Upon the termination of this Agreement, at the written request of any Sublicensee who is not then in breach of its sublicense agreement, Company agrees to enter into a direct license agreement with such Sublicensee under the same terms and conditions of this Agreement (except for Section 6.1(a) and Section 6.1(b)), effective upon the date that notice of such written request.

Section 2.3. Performance by Independent Contractors. Licensee may contract or delegate any portion of its obligations hereunder to a contractor subject to the terms and condition of Section 14.8.

Section 2.4. Company Right of Access and Reference. Licensee hereby grants Company, its Affiliates and sublicensees access to, and a right of reference with respect to, (i) the Regulatory Filings, Regulatory Approvals, Marketing Authorizations and all corresponding documentation Controlled by Licensee, its Affiliates, or Sublicensees as of the Effective Date or at any time during the Term, and (ii) all data generated relating to the Licensed Products, including clinical and preclinical data, Safety Data and CMC Data contained or referenced in any Regulatory Filings, and all corresponding documentation Controlled by Licensee, its Affiliates or Sublicensees as of the Effective Date or at any time during the Term, in each case ((i) and (ii)), for the sole purpose of Developing, seeking and securing Regulatory Approval and Marketing Authorization for the Development, Manufacture and Commercialization of the Licensed Products outside the Field or outside the Territory. The foregoing rights include the right for Company and, to the extent permitted under this Agreement, its Affiliates and sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.4.

Section 2.5. Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party, its Affiliates or Affiliated Entities (to the extent applicable) to the other Party under this Agreement are reserved. Neither Party nor any of its Affiliates or Affiliated Entities (to the extent applicable) will use or practice any Know-How or Patent Rights licensed or provided to such Party or any of its Affiliates or Affiliated Entities (to the extent applicable) outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party, its Affiliates and Affiliated Entities (to the extent applicable) under this Agreement.

Section 2.6. No Inconsistent Third Party Agreements. During the Term, Company will not, and will cause its Affiliated Entities (to the extent applicable) not to, sell, license or engage in any other transaction or action relating to any (a) intellectual property or (b) any Regulatory Filing, Regulatory Approval, Marketing Authorization and all corresponding documentation, in each case ((a) and (b)), in any way that would contravene, adversely affect or be inconsistent or in conflict with the rights of Licensee or the obligations of Company under this Agreement, or agree to do any of the foregoing.

Section 2.7. Compliance with Upstream Licenses.

(a) All licenses and other rights granted to Licensee under this ARTICLE II are subject to the rights and obligations of Company under the Upstream Licenses. Licensee, its Affiliates and their respective Sublicensees will comply with all applicable provisions of the Upstream Licenses, and will perform and take such actions as may be reasonably required to allow Company to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence, in each case, to the extent that Company is provided a copy of such Upstream Licenses. Without limiting the foregoing, Licensee will prepare and deliver to Company any additional reports required under the applicable Upstream License and reasonably requested by Company, in each case, sufficiently in advance to enable Company to comply with its obligations under the applicable Upstream License.

(b) Licensee acknowledges and agrees that under the [***] Agreement, [***] retained rights to comply with certain obligations to manufacture and supply Compound to a Third Party, [***] (“[***]”) for use in clinical trials of combinations of [***]’s proprietary compounds and the Compound, and [***] has a right to conduct development and commercialization activities for such combination therapies and contingent reversionary rights with respect to certain indications (collectively, the “[***] Rights”), in each case, as further described in the [***] Agreement. The licenses and other rights granted to Licensee under this ARTICLE II are subject to the [***] Rights.

ARTICLE III

DEVELOPMENT

Section 3.1. Development Diligence; Development Responsibilities.

(a) Development Diligence. Licensee (directly, or through its Affiliates, Sublicensees and contractors) will use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Products in the Field in the Territory in accordance with the Development Plan. Licensee shall not be deemed to be in breach of its obligations under this Section 3.1(a) to the extent it is prevented from or delayed in using Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Licensed Product in the Field in the Territory as a result of the acts or omissions of the Company, including Company’s breach of any of its obligations under this Agreement or failure to timely perform its obligations under the Development Plan. Company (directly, or through its Affiliated Entities (to the extent applicable), Sublicensees and contractors) will use Commercially Reasonable Efforts to perform the activities assigned to it in the Development Plan.

(b) Development Responsibilities. Subject to the terms and conditions of this Agreement, including this ARTICLE III and Section 5.2, Licensee will have sole authority to, at its own expense, Develop the Licensed Product for the purpose of obtaining Regulatory Approval in the Field in the Territory. Licensee will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement (including the Development Plan), and will keep Company reasonably informed as to the progress of such activities.

Section 3.2. Development Plan. The Development of the Licensed Products in the Field in the Territory will be conducted by the Parties pursuant to the Development and regulatory plan and regulatory strategy (the “Development Plan”), an initial draft of which will be prepared by Licensee and delivered to the JSC within [***] after the Effective Date (or such later time as the Parties may mutually agree). As soon as practicable thereafter, the Parties will mutually agree to finalize the Development Plan and Company and the JSC will adopt the Development Plan. Any material changes to the Development Plan will be drafted by Licensee and agreed upon by the JSC pursuant to Section 5.2, subject to the decision-making and escalation procedures set forth in Section 5.5. In the event of any proposed change to the Development Plan as a result of any interaction with any Regulatory Authority, the JSC will meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Development Plan. If Licensee is delayed in performing (or fails to perform) an obligation assigned to Licensee in the Development Plan as a result of Company’s failure to timely perform any of its obligations under this Agreement or the Development Plan, then the deadlines for the performance of Licensee’s obligations under the Development Plan will be extended commensurate with the delay caused by Company.

(a) Specific Clinical Studies. The Development Plan shall provide that, among other things, Licensee will (i) commit a minimum of [***] to (A) fund Clinical Studies in the Field in the Territory of the Licensed Product for [***] (“[***] Trials”) and [***] (“[***] Trials”) and (B) reimburse Company for [***]; (ii) enroll [***] patients in the [***] Trials and [***] patients in the [***] Trials; (iii) initiate a proof of concept Phase 2 Study in the Territory of the Licensed Product for [***] in accordance with the Development Plan (“[***] Phase 2 Trial”); and (iv) upon successful completion of the [***] Phase 2 Trial, subject to the approval of the JSC, lead a global registrational Clinical Study in the Territory of the Licensed Product for [***].

Section 3.3. Development Records and Reporting.

(a) Records. Licensee will maintain complete and accurate records of all work conducted by Licensee in furtherance of seeking Regulatory Approval for the Licensed Product in the Field in the Territory. Such records will be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with applicable Laws.

(b) Reporting. Licensee will provide to Company a written report at least [***], in English, describing in reasonable detail Licensee’s activities and progress related to the pursuit of Regulatory Approval for the Licensed Product in the Field in the Territory. Licensee will respond to Company’s reasonable questions or requests for additional information relating to such activities in a timely manner.

Section 3.4. Regulatory Submissions and Approvals; Communications; Meetings.

(a) Regulatory Filings and Approvals. Licensee, or its relevant Affiliates or Sublicensees, will have the sole and exclusive right to file and hold all Regulatory Filings, and to apply for and maintain all Regulatory Approvals and Pricing and Reimbursement Approvals, in each case for all Licensed Products in the Field in the Territory at Licensee’s cost and expense in the name of Licensee or any of its Affiliates and Sublicensees; provided that (i) the Parties will use good faith efforts to cooperate to effectuate this Section 3.4(a), and (ii) in the event that after the Parties’ use of good faith efforts, Licensee, its Affiliate, or Sublicensee is unable to become the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory in order to exercise its rights and perform its obligations under this Agreement, (A) Company will be the legal and beneficial owner of the Regulatory Approvals for Licensed Products in the Field in the Territory, (B) Company hereby designates Licensee, its Affiliates, or Sublicensees as Company’s regulatory agent and exclusive general distributor for the Licensed Products in the Field in the Territory, and (C) to the extent later permitted by applicable Laws, Company will promptly cooperate with Licensee, its Affiliates, or Sublicensees, including transferring and assigning all Regulatory Approvals and Regulatory Filings to Licensee, its Affiliates, or Sublicensees, to allow Licensee, its Affiliates, or Sublicensees to be the legal and beneficial owner of all Regulatory Approvals for Licensed Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, Licensee will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the obtaining of Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for Licensed Products in the Field from Regulatory Authorities or Governmental Authorities in the Territory, provided that, Licensee will conduct such activities (and any and all regulatory activities delegated to Licensee in this Agreement) (1) in its own name, if Licensee is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory, or (2) as the express and authorized regulatory agent of record for Company in the Field in the Territory, if Company is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory, under which situation such actions will be taken on behalf of Company and for the benefit of Licensee in the Field in the Territory.

(b) Regulatory Communications. Subject to applicable Laws and this Section 3.4, Licensee will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory. Licensee will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings for Licensed Products in the Field in the Territory, subject to the terms and conditions of this Agreement. Licensee will promptly notify Company of all material communications or correspondence with Regulatory Authorities with respect to the Licensed Product in the Field in the Territory that are received by Licensee from any Regulatory Authority or submitted by Licensee to any Regulatory Authority.

(c) Regulatory Meetings. Until such time as Licensee obtains Regulatory Approval for the Licensed Product in the Field in the Territory, to the extent legally permissible and practicable, Licensee will provide Company with reasonable prior written notice of all material meetings with Regulatory Authorities (including advisory committee meetings and any other meeting of experts convened by a Regulatory Authority) regarding the Licensed Product if permitted by applicable Laws or the Regulatory Authority. Company will have the right to request to be present at (but not to participate in, unless requested by Licensee or the Regulatory Authority) all such meetings with Regulatory Authorities to the extent permitted under applicable Laws, at Company’s sole cost and expense, and Licensee will consider any such request in good faith.

(d) Termination or Suspension of Clinical Studies. Notwithstanding anything to the contrary in this Agreement or the Pharmacovigilance Agreement, the Parties hereby agree that Licensee may terminate or suspend any Clinical Study relating to the Licensed Product in the Field in the Territory, without the approval or consent of the JSC or Company, if (i) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (ii) Licensee believes in good faith that such termination or suspension is warranted because of observed safety risks to the study subjects or patients. In either case, Licensee will promptly notify Company in writing of such termination or suspension.

(e) Regulatory Investigation or Inquiry. If any Regulatory Authority (i) contacts Licensee or its Affiliate with respect to the alleged improper Development, Manufacture, or Commercialization of any Licensed Product, (ii) conducts, or gives notice of its intent to conduct, an inspection at Licensee’s or its Affiliate’s facilities used in the Development of the Licensed Product, or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of Licensee or its Affiliate that could reasonably be expected to adversely affect any Development, Manufacture, or Commercialization activities with respect to the Licensed Product outside of the Territory, then Licensee will promptly notify Company in writing of such contact, inspection or notice.

Section 3.5. Use of other Company Compounds. To the extent that during the Development of the Licensed Products in accordance with the Development Plan, any Development activities contemplate the use of any compounds Controlled by the Company other than the Compound (the “Additional Compounds”), the Parties will discuss in good faith entering into separate written agreements, pursuant to the terms and conditions of which, Licensee will have the right to use such Additional Compounds and Company will provide to Licensee such Additional Compounds for such Development activities; provided that, Company shall have no obligation to enter into any such written agreements.

Section 3.6. Development of the Licensed Products outside the Territory. For clarity, Company retains the exclusive right and will be solely responsible and have sole discretion and control over the Development activities (including regulatory activities) of the Licensed Products anywhere in the world, other than in the Field in the Territory. Company will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to such Licensed Products. Company will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings with respect to such Licensed Products. Company will promptly notify Licensee of all material communications or correspondence with Regulatory Authorities with respect to the Licensed Product outside the Territory that are received by Company, its Affiliated Entities or other licensees (to the extent that Company has the right to disclose such material communications or correspondence of other licensees and provided that Company uses commercially reasonable efforts to obtain such right from such other licensees) from any Regulatory Authority or submitted by Company, its Affiliated Entities or other licensees to any Regulatory Authority. In the event Company’s or its Affiliated Entities’ or other licensees’ Development activities (including regulatory activities) of the Licensed Product outside the Territory and/or outside the Field would reasonable be expected to materially adversely impact Licensee’s Development, Manufacture or Commercialization of the Licensed Products in the Field in the Territory, to the extent Company has knowledge of such Development activities, Company will give Licensee reasonable advance notice of any such activities prior to undertaking such activities. Without limiting Section 3.1, the Parties will discuss in good faith such activities and Company will consider in good faith the views of Licensee and suggestions to minimize the impact of such activities on Licensee’s Development, Manufacture or Commercialization of the Licensed Products in the Field in the Territory.

Section 3.7. Pharmacovigilance. Within [***], the Parties will negotiate in good faith and finalize the actions that the Parties will employ with respect to the Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities will include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports and any other information concerning the safety of any Licensed Product, including recall and withdrawal responsibilities, processes and procedures. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure will be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirements, in which case local reporting requirement will prevail. Licensee will be responsible for reporting quality complaints, Adverse Events and safety data related to the Licensed Product in the Field to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Products in the Field in the Territory. Company will be responsible for reporting quality complaints, Adverse Events and safety data related to Licensed Product to applicable Regulatory Authorities outside the Territory or outside the Field, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Product outside the Territory or outside the Field. The Pharmacovigilance Agreement will also provide for a worldwide safety database to be maintained by Company at its sole cost and expense, which worldwide safety database will be accessible by Licensee, its Affiliates, Sublicensees and contractors to the full extent necessary for Licensee to exercise its rights under this Agreement, comply with its obligations under this Agreement, and comply with all applicable Laws. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates, Affiliated Entities (to the extent applicable) and permitted sublicensees and contractors to comply with such obligations.

ARTICLE IV

MANUFACTURE, SUPPLY AND COMMERCIALIZATION

Section 4.1. Supply Agreement. Within [***], the Parties will negotiate in good faith and enter into a supply agreement for the Manufacture and supply of the Licensed Products by Company to Licensee for Development and Commercialization in the Field in the Territory (the “Supply Agreement”). Unless otherwise agreed or required by applicable Laws, the Supply Agreement will specify that (a) Company will (or will cause its Affiliates to) Manufacture and supply, and Licensee will exclusively purchase from Company, all of Licensee’s, its Affiliates’ and Sublicensees’ needs for the Licensed Products for the Development and Commercialization in the Field in the Territory in their finished form and at a price equal to [***]; provided, however, that such price may not be greater than [***]; (b) such Licensed Products will be compliant with all requirements of the applicable Regulatory Authority(ies) and applicable Laws; (c) such Licensed Products supplied by Company to Licensee for a given vial will come from the drug substance Manufactured by or on behalf of Company; and (d) other customary supply terms, including [***]. Notwithstanding the foregoing, the Supply Agreement will further specify that if Company, its Affiliated Entities or sublicensees identifies, secures or engages a CMO for the Manufacture and supply of the Licensed Products and the Fully Burdened Manufacturing Cost for such CMO to Manufacture and supply the Licensed Products is lower than the price charged by Company to Manufacture and supply Licensed Products under the Supply Agreement, then (x) Company will inform Company of such CMO, and (y), at Company’s election, Company will either (i) reduce the price to Manufacture and supply Licensed Products under the Supply Agreement to match such CMO’s Fully Burdened Manufacturing Cost, or (ii) use Commercially Reasonable Efforts to provide, or cause such CMO to provide, an opportunity to engage such CMO for the Manufacture and supply of Licensed Products to Licensee on substantially the same terms as those provided or proposed to be provided to Company, its Affiliated Entities or sublicensees (in which case the exclusivity obligations described in the foregoing clause (a) will not apply with respect to such CMO); provided, if Licensee fails to secure such Manufacture and supply from such CMO, then Company will use Commercially Reasonable Efforts to purchase the applicable Manufacturing services from such CMO and will supply such Licensed Products to Licensee on substantially the same terms as those provided by such CMO to Company, its Affiliated Entities or sublicensees, as applicable.

Section 4.2. Two-Invoice Policy. The Parties agree that in the event, under the Two-Invoice Policy and tendering policies and applicable Laws in a given province in the PRC, neither Licensee nor any of its Affiliates can, based on their existing qualifications, distribute the Licensed Products for such province directly or indirectly to its distributors for the PRC, then, the Parties will use Commercially Reasonable Efforts to discuss in good faith alternative arrangements for the distribution of the Licensed Product in such province that complies with the Two-Invoice Policy as implemented in such province and that maintains the economic interests of the Parties as agreed under this Agreement.

Section 4.3. Audit by Licensee. Company will keep any and all records, materials and documents relating to the Manufacture of the Compound and Licensed Products during the Term and [***] thereafter. During the Term, Licensee will have the right [***] to have an independent, certified public accountant, selected by Licensee and reasonably acceptable to Company to inspect such records, materials and documents for the purpose of determining the accuracy of the Fully Burdened Manufacturing Cost due within the prior [***] period. Such audit may not be conducted more than [***] and will take place at the location(s) where such records, materials, documents are maintained by Company upon reasonable prior written notice, during regular business hours and under obligations of confidentiality. If it is determined that any amounts were overpaid or underpaid during such period, Company will pay Licensee such overpaid amounts, or Licensee will pay Company the overpaid amounts [***] of the date the independent certified public accountant’s written report is received by the paying Party. The fees charged by such independent certified public accountant will be paid by Licensee, unless it is determined that any overpaid amounts exceed [***] of the total amount payable by Licensee to Company for the period then being audited, in which case Company will be responsible for the fees charged by such independent certified public accountant.

Section 4.4. Manufacture Technology Transfer Option. At any time after the Effective Date, upon Licensee’s written notice to Company, (a) the license granted to Licensee by Company under Section 2.1(a) will include the right for Licensee to Manufacture the Licensed Products in the Field in the Territory, solely for use and sale by Licensee, its Affiliates or its Sublicensees of Licensed Products in the Field in the Territory, (b) the Parties will discuss in good faith modifications to this Agreement to cover Licensee’s Manufacturing of the Compound and the Licensed Products in the Field in the Territory, (c) Company will, within a reasonable time mutually agreed by the Parties, provide access to and transfer to Licensee Licensed Know-How Controlled by Company or its Affiliates that is necessary or reasonably useful for Licensee to Manufacture the Compound and the Licensed Products in the Field in the Territory, and (d) upon reasonable request from Licensee and at Licensee’s sole cost, provide to Licensee all necessary assistance and services to enable Licensee to Manufacture the Compound and the Licensed Product in substantially the same manner as Company, its Affiliated Entities (to the extent applicable) or a CMO on behalf of Company Manufactures the Compound and the Licensed Product for Licensee, its Affiliates or its Sublicensees.

Section 4.5. Commercialization.

(a) Commercialization Diligence. Upon receipt of the Marketing Authorization for a Licensed Product in the Field in a given Region in the Territory, Licensee (directly, or through its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in such Region in the Territory. Licensee will be solely responsible for, at its expense, and will have sole discretion with respect to, Commercializing the Licensed Product in the Field in the Territory.

(b) Reporting Obligations. Licensee will report to Company in writing, on an [***], beginning with the Calendar Year following the first Regulatory Approval of a Licensed Product in the Field in the Territory (for the period ending December 31 of the prior Calendar Year), summarizing in reasonable detail Licensee’s Commercialization activities for such Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable). In addition, Licensee will provide Company with written notice of the First Commercial Sale of each Licensed Product in the Field in the Territory as soon as reasonably practicable after such event; provided, however, that, Licensee will inform Company of such event prior to public disclosure of such event by Licensee. Licensee will provide such other information to the Company as the Company may reasonably request with respect to Commercialization of Licensed Products in the Field in the Territory and will keep the Company reasonably informed of Licensee’s Commercialization activities with respect to Licensed Products.

(c) Trademarks. Licensee will have the right to brand the Licensed Products in the Field in the Territory using Licensee related Trademarks and any other Trademarks and trade names it determines appropriate for the Licensed Products, which branding may vary by Region or within a Region. Licensee will own all rights in such Trademarks and register and maintain such Trademarks in the countries and regions within the Territory, where and how it determines appropriate.

(d) Diversion. Subject to applicable Law, each Party hereby covenants and agrees that (i) it and its Affiliates and Affiliated Entities will not, and it will contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory, and (ii) neither Party will engage, nor permit its Affiliates, Affiliated Entities, sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory. Notwithstanding the foregoing, nothing in this Section 4.5(d), will prevent Company, its Affiliated Entities and licensees from undertaking, or having undertaken, any of the foregoing activities with respect to any Licensed Product outside of the Field in the Territory.

(e) No Violation. Notwithstanding anything to the contrary contained herein, Licensee (including its Affiliates, Sublicensees and contractors) will not be obligated to undertake or continue any Commercialization activities with respect to Licensed Products if Licensee (or its Affiliates, Sublicensees or contractors, as applicable) reasonably determines that performance of such Commercialization activity would violate applicable Laws or infringe any Third Party Patent Rights.

ARTICLE V

GOVERNANCE; JOINT STEERING COMMITTEE

Section 5.1. Formation; Purposes and Principles. As soon as practicable following the Effective Date (but in no event later than [***] after the Effective Date), Company and Licensee will form a joint steering committee (the “JSC”) to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.

Section 5.2. Specific Responsibilities. In addition to its overall responsibility to provide strategic oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement, the JSC will:

(a) coordinate and share information with respect to the Development and Commercialization of the Licensed Product by Licensee in the Territory;

(b) keep each Party reasonably informed of the other Party’s Development and Commercialization activities and interactions with Regulatory Authorities in the other Party’s territory, by receiving updates from the Party conducting such activities [***]; attempt to resolve in the first instance all matters between the Parties that are in dispute, in accordance with Section 5.5 and Section 13.1; and

(c) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

Section 5.3. Membership. The JSC will be composed of a total of [***] representatives of each Party, which will be appointed by each of Company and Licensee, respectively. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development and Commercialization of compounds and products similar to the Compound and Licensed Products under this Agreement. The JSC may change its size from time to time by consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each Party, unless otherwise agreed by the Parties in writing. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling and conducting meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of each meeting that reflect the material decisions made and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting. Meeting minutes issued in accordance with (d) of this Section 5.3 will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***] of receipt. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation and approval of minutes. Each JSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE VIII.

Section 5.4. Meetings; Reports. The JSC will hold meetings at least [***] during the Term for so long as the JSC exists, unless the Parties mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the applicable co-chairperson will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairperson of the JSC and the Alliance Managers to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE VIII. No action taken at a meeting will be effective unless at least [***] representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

Section 5.5. Decision-Making; Escalation to Senior Officers. The Parties will endeavor in good faith and in compliance with this Agreement to reach unanimous agreement with respect to all matters within the JSC’s authority. Each Party’s representatives on the JSC will collectively have one vote, (the “Party Vote”) and no action or decision will be taken by the JSC without unanimous Party Vote (i.e., the affirmative Party Vote of each Party), which will be documented by a written consent signed by each Party’s co-chairperson. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Party may refer such matter to the Senior Officers for resolution, and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then [***]. Notwithstanding any provision of this ARTICLE V to the contrary, the JSC will not have the authority to amend the terms or conditions of this Agreement.

Section 5.6. Alliance Managers.

(a) Appointment. Each Party will appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the committees as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party.

(b) Responsibility. The Alliance Managers, if appointed, will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

(i) provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement;

(ii) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(iii) take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE VI

FINANCIAL PROVISIONS

Section 6.1. Upfront Payment; Warrant; Milestone Payments.

(a) Upfront Payment. Subject to the terms and conditions of this Agreement, Licensee will pay Company a non-refundable, non-creditable, and not subject to set-off payment in the amount of Ten Million U.S. Dollars (US$ 10,000,000), which upfront payment will be due and payable to Company within [***] following the Effective Date.

(b) Warrant. In partial consideration for the licenses granted to Licensee by Company under Section 2.1, Lian Oncology will issue one or more Warrants to the Company in substantially the form set forth hereto as Exhibit E (the “Warrants”) exercisable for such number of ordinary shares of Lian Oncology as is equal to ten percent (10%) of the then-fully diluted equity of Lian Oncology at the time of issuance (the “Warrant Shares”) at a price per share equal to [***]. The Warrants shall be exercisable by Company upon certain milestones as further set forth in Exhibit E hereto.

(c) Development Milestone Payment. During the Term, Licensee will notify Company in writing of the achievement by or on behalf of Licensee, its Affiliates or Sublicensees of any milestone event set forth in this Section 6.1(c) (each, a “Development Milestone Event”) promptly after the occurrence thereof, and Licensee will pay Company a non-refundable, non-creditable milestone payment set forth in the tables below (each, a “Development Milestone Payment”) within [***] of the achievement of such milestone event by Licensee, its Affiliates or any Sublicensees. Each of the milestone payments set forth in this Section 6.1(c) is payable only upon the first achievement of such milestone by the first Licensed Product to achieve such Development Milestone Event, and none of the Development Milestone Payments will be payable more than once regardless of how many times such Development Milestone Event is achieved.

Development Milestone Event	Development Milestone Payment (in Dollars)
1. [***]	[***]

2. [***]	[***]

3. [***]	[***]

Total	[***]

(d) Sales Milestone Payments. During the Term, Licensee will pay to Company each of the milestone payments set forth below within [***] upon and only after the cumulative Net Sales of all Licensed Products in the Territory first exceed the indicated Dollar value (each, a “Sales Milestone Event” and the corresponding payment, a “Sales Milestone Payment”). Each of the milestone payments set forth in this Section 6.1(d) is payable only upon the first achievement of such milestone by the first Licensed Product to achieve such Sales Milestone Event and none of the Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved.

Sales Milestone Event	Sales Milestone Payment (in Dollars)
1. [***]	[***]

2. [***]	[***]

3. [***]	[***]

4. [***]	[***]

Total	[***]

Section 6.2. Royalties.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, during the Royalty Term, Licensee will pay to Company a royalty on the Net Sales of Licensed Products in the Territory that is the greater of (i) the [***] Agreement Territory Royalty Payments, and (ii) the product of the Net Sales of Licensed Products in the Territory and the applicable royalty rate in the following table, subject to the provisions of Section 6.5.

Portion of the Annual Net Sales of the Licensed Products	Royalty Rate
1. [***]	[***]

2. [***]	[***]

3. [***]	[***]

(b) [***] Agreement Territory Royalty Payments. The [***] Agreement Territory Royalty Payments in any one period shall be equal to the product of (i) the Net Sales of Licensed Products in the Territory and (ii) the royalty rate actually paid or payable by the Company to [***] under the [***] Agreement during such period attributable to the Net Sales of Licensed Products in the Territory for such period (for clarity, which royalty rate shall not exceed [***]), and subject to any royalty reductions as permitted under the [***] Agreement.

(c) Royalty Term. Royalties will be due under this Section 6.2 with respect to a given Licensed Product in a given Region in the Territory during the period commencing upon the First Commercial Sale of such Licensed Product in a specified Region and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim of the Licensed Patent that [***], (ii) the expiry of the applicable Regulatory Exclusivity for such Licensed Product in such Region; or (iii) the [***] anniversary of the First Commercial Sale of such Licensed Product in such Region (such period, the “Royalty Term”).

Section 6.3. Royalty Payments and Reports. Within [***] after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, Licensee will provide to Company a report setting forth (a) the amount of the gross and Net Sales on a Licensed Product-by-Licensed Product and Region-by-Region basis in the Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars); (b) an itemized summary of the type and amount of permitted deductions from gross sales to determine Net Sales as set forth in the definition of Net Sales and the total amount of such deductions; (c) the applicable royalty rates for each Licensed Product in each Region in the Territory after applying any permitted deductions set forth in Section 6.5; and (d) a calculation of the royalties which will have accrued hereunder with respect to Net Sales due to Company for such Calendar Quarter. Promptly following the delivery of the applicable quarterly report, Company will invoice Licensee for the royalties due to Company with respect to Net Sales by Licensee, its Affiliates and their respective Sublicensees for such Calendar Quarter, and Licensee will pay such amounts to Company within [***] following Licensee’s receipt of such invoice.

Section 6.4. Upstream License Fees. Notwithstanding anything to the contrary hereunder, Company will be solely responsible for any and all payments Company owes to the Upstream Licensors under the applicable Upstream Licenses and in no event will Licensee, its Affiliates, Sublicensees or contractors be directly liable for any of such payments, except as otherwise expressly set forth in this Agreement.

Section 6.5. Royalty Payment Reductions. The following shall only apply if royalties are being paid pursuant to Section 6.2(a)(ii):

(a) Blocking Third Party Intellectual Property. With respect to particular Region in the Territory, Licensee will be entitled to deduct from royalty payments under Section 6.2(a)(ii) otherwise payable to Company in such Region [***] of any Blocking Third Party Intellectual Property Costs applicable to such Region.

(b) Generic Entry. If at any time during the Royalty Term there is a Generic Product in the Field sold in any Region in the Territory in which a Licensed Product is then being sold by Licensee or an Affiliate or Sublicensee, then the applicable royalties in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a)(ii) will be reduced by [***].

(c) Lack of Patent Protection. If at any time during the Royalty Term the last-to-expire Licensed Patent in a particular Region in the Territory having a Valid Claim covering [***] expires, then the applicable royalties in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a)(ii) will be reduced [***].

(d) Cumulative Deductions. Notwithstanding the foregoing, in no event will the deductions set forth in Section 6.5(a) through Section 6.5(c) reduce the royalties otherwise payable to Company as specified in Section 6.2(a)(ii) by more than [***].

Section 6.6. Financial Audits.

(a) Record Keeping. Licensee and its Affiliates will, and will cause their respective sublicensees to, keep complete, true and accurate books and records in accordance with its Accounting Standards of the items underlying (i) Net Sales and (ii) royalty payments under this Agreement. Licensee and its Affiliates will, and will cause their respective sublicensees to keep, such books and records [***] following the Calendar Quarter to which they pertain. Company will have the right [***], at its own expense, to have an internationally-recognized independent, certified public accountant, selected by Company and reasonably acceptable to Licensee (the “Auditor”), review any such records of Licensee in the location(s) where such records are customarily maintained by Licensee upon reasonable prior notice, during regular business hours and under obligations of confidentiality, except to the extent necessary to enforce Company’s rights under this Agreement or if disclosure is required by applicable Law, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and the content of the reports described in Section 6.3, within the prior [***]. The Auditor will have the right to disclose to Company or Upstream Licensors its conclusions regarding any payment owed under this Agreement. The records covering any specific period of time may be audited no more than once.

(b) Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will contain the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information will be provided to Company without the prior consent of Licensee unless disclosure is required by Laws, regulation or judicial order, and if so determined by Company, it will, if permitted, give Licensee prior notice thereof to the extent possible for Licensee to seek a protective order against or limiting such disclosure. If such report shows any underpayment, then Licensee will remit to Company, within [***], (i) the amount of such underpayment and (ii) if such underpayment exceeds [***] of the total amount owed for the period then being audited, the actual costs incurred by Company in conducting such review. For the avoidance of doubt, [***]. If such report shows any overpayment, then Licensee will, at Company’s election, credit the overpaid amount against future payments owed to Company or reimburse Company the amount of such overpayment. The Parties mutually agree that all information subject to review under this Section 6.6 is Confidential Information of both Parties and that the receiving Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in ARTICLE VIII.

Section 6.7. Tax Withholding; Gross Up. In the event any withholding, value added, or other tax (including any tax based on income to Company) is required to be withheld and deducted from payments by Licensee pursuant to this Agreement under applicable Laws, notwithstanding anything to the contrary herein, Licensee will make such deduction and withholding and [***], and any amounts so withheld and deducted will be remitted by Licensee on a timely basis to the appropriate Governmental Authority for the account of Company and Licensee will provide Company reasonable evidence of the remittance within [***] thereof and for the purposes of this Agreement, Licensee will be deemed to have fulfilled all of its payment obligations to Company with respect to such payments paid to the such Governmental Authority. Each Party will cooperate to reasonably assist the other Party in lawfully claiming exemptions from or minimizing such deductions or withholdings under double taxation Laws or similar circumstances, including through requesting any available certifications or forms from the other Party that would reduce or exempt a payment from deductions or withholding prior to withholding any amounts.

Section 6.8. Currency of Payments. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty reductions will be translated into Dollars using the average of the applicable daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for [***] in which such Net Sales occurred. All payments under this Agreement will be paid in Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

Section 6.9. Late Payments. Without limiting any other rights or remedies available to Company hereunder, any late payment by Licensee will bear interest, to the extent permitted by Laws, at [***] on the date payment was due or the highest rate permitted by law (whichever is higher), computed from the dated such payment was due until the date Licensee makes the payment.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP,

PROTECTION AND RELATED MATTERS

Section 7.1. Ownership of Inventions.

(a) Ownership of Product Inventions. Any and all Inventions invented or otherwise developed or generated [***] during the Term [***] pursuant to this Agreement, including the Patent Rights claiming the composition of matter, use, formulation or manufacture of such Licensed Products (collectively, “Product Inventions”) will be [***] owned by [***]. The Patent Rights claiming [***] will be included in the Licensed Patents, and [***] will be included in the licenses granted to Licensee in Section 2.1(a).

(b) Ownership of [***] Intellectual Property Rights. The ownership of [***] generated from the Parties’ activities under this Agreement [***] will be determined based on the principles of inventorship in accordance with United States patent Laws.

(c) Assignment Obligation. Each Party will assign its rights, and cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights, in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to such Party to effectuate the terms and conditions set forth in Section 7.1(a) and Section 7.1(b). With respect to any activities of a Party under this Agreement that are subcontracted to a Person that is not an employee, the Party retaining such subcontractor will include in the applicable subcontract an assignment to such Party of all rights in Patent Rights and Know-How made by such subcontractor resulting from such activities, and in any event will include in the applicable subcontract a license to such Party that is sublicensable to the other Party under this Agreement, of any Patent Rights and Know-How made by such contractor or subcontractor resulting from such activities.

Section 7.2. Prosecution and Maintenance of the Licensed Patents.

(a) In the Territory. As between the Parties, [***] will have the first right, at its expense, to prepare, file, prosecute and maintain the Licensed Patents in the Field in all Regions in the Territory, at [***]’s sole cost and expense. [***] will keep [***] reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, and maintenance of such Patent Rights, including by providing [***] with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Licensed Patents, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by [***] and giving due consideration to such comments, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before [***] submits any material filing, including a new patent application, or response to such patent authorities with respect to such Licensed Patents, [***] will provide [***] with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith [***]’s reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of such Licensed Patents under this Section 7.2(a).

(b) Step-In Right. If [***] elects not to continue to prosecute or maintain a given Patent Right within the Licensed Patents in the Field in the Territory pursuant to Section 7.2(a), then [***] will give [***] notice thereof [***] prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and [***] will have the right to prosecute or maintain such Patent Right. [***] will have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Patent Rights in the Field in such Region and paying any required fees to maintain such Patent Rights in the Field in such Region or defending such Patent Rights, all at [***]’s sole expense, through patent counsel or agents of its choice. [***] will not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility. Upon transfer of [***]’s responsibility for filing, prosecuting and maintaining any of the Patent Rights to [***] under this Section 7.2(b), (i) [***] will promptly deliver to [***] copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for [***] to assume such prosecution, maintenance and defense, and (ii) such Patent Rights shall thereafter be deemed not to be a part of the Licensed Patents under this Agreement, unless and until [***] elects not to continue to prosecute or maintain such Patent Rights.

(c) Cooperation. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution and maintenance of Licensed Patents pursuant to this Section 7.2, including with respect to obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent terms extension with respect to the Licensed Patents in any Region where applicable.

Section 7.3. Third Party Infringement.

(a) Notice. Each Party will promptly notify the other in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent, or (ii) unauthorized use or misappropriation of any Licensed Know-How by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

(b) [***] First Right. As between the Parties, [***] will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of the Licensed Patents (any such Action, an “Infringement Action”) in the Field in the Territory, except as provided in this Section 7.3(b) and except that Section 7.3(c) shall instead apply with respect to an Infringement Action by a Third Party of any Licensed Patent both in the Field and outside the Field in the Territory. [***] shall have the right, at its own expense, to be represented in any such action with respect to infringement of the Licensed Patents in the Field in the Territory by counsel of its own choice, and [***] will notify and keep [***] apprised in writing of any such Infringement Action and will consider [***]’s reasonable interests and requests regarding such Infringement Action; provided, that, if [***] fails to commence a suit to enforce the Licensed Patents against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) [***], [***] will have the right, but not the obligation, at its own expense to institute such Infringement Action against the applicable Third Party infringer(s).

(c) [***] First Right. As between the Parties, [***] shall have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute an Infringement Action of the Licensed Patents in the Territory other than as set forth in Section 7.3(b), except as provided in this Section 7.3(c). [***] shall have the right, at its own expense, to be represented in any such Infringement Action of the Licensed Patents in the Territory by counsel of its own choice, and [***] will notify and keep [***] apprised in writing of any such Infringement Action and will consider [***] reasonable interests and requests regarding such Infringement Action; provided, that, if [***] fails to commence a suit to enforce the Licensed Patents against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) [***], and [***] reasonably believes such infringement of such Licensed Patent would affect [***]’s rights with respect to any Licensed Product in the Field in the Territory, the Parties will discuss in good faith whether to initiate such Infringement Action. If following such discussion, [***] still reasonably believes such infringement of such Licensed Patent would affect [***]’s rights with respect to any Licensed Product in the Field in the Territory, then [***] will have the right, but not the obligation, at its own expense to institute an Infringement Action against the applicable Third Party infringer(s), and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) Cooperation. In any Infringement Action brought under the Licensed Patents pursuant to Section 7.3(b) and Section 7.3(c), each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Section 7.3(b) or Section 7.3(c) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights. Neither Party shall have the right to settle any patent infringement litigation with respect to any Licensed Patent under this Section 7.3 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which shall not be unreasonably withheld).

(e) Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Licensed Patents will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), be [***].

Section 7.4. Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by Licensee or Company or any of their respective Affiliates, Affiliated Entities (to the extent applicable) or sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product (any such Action, an “Infringement Claim”) in the Field in the Territory. [***] will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Field in the Territory with respect to [***]’s activities, at [***]’s sole cost and expense, and [***] will have the right, at its own expense, to be represented in any such Infringement Claim in the Field in the Territory by counsel of its own choice. [***] shall have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim with respect to [***]’s activities, including [***]. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 7.4 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

Section 7.5. Upstream Licenses. To the extent that an Upstream Licensor of Company has retained any right to prosecute or enforce any Licensed Patents or otherwise be involved in such activities pursuant to the Upstream Agreements granting Company a license thereto (including pursuant to the [***] Agreement), Company will use Commercially Reasonable Efforts to cause such Third Party licensor to take the actions (or refrain from taking action, as applicable) consistent with this ARTICLE VII. Notwithstanding the foregoing, Company will not be deemed to be in breach of its obligations under this ARTICLE VII if [***]. Furthermore, [***].

Section 7.6. Common Interest. All information exchanged between the Parties regarding the prosecution and maintenance, and enforcement and defense, of Licensed Patents under this ARTICLE VII will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution and maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this ARTICLE VII, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE VII is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE VIII

CONFIDENTIALITY AND PUBLICITY

Section 8.1. Confidential Information.

(a) Confidentiality Obligation. During the Term and for a period of [***] after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates, Affiliated Entities sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party, without the prior written consent of such disclosing Party. The existence and terms of this Agreement are the Confidential Information of each Party.

(b) Permitted Disclosures. Each Party agrees that it and its Affiliates and Affiliated Entities will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors and sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates and Affiliated Entities, and to, with respect to Company, Upstream Licensors, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1;

provided, however, that each Party will remain responsible for any failure by its Affiliates, Affiliated Entities or sublicensees, and its and its Affiliates’ and Affiliated Entities’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 8.1 as if such Affiliates, Affiliated Entities, employees, consultants, advisors and sublicensees were parties directly bound to the requirements of this Section 8.1.

(c) Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate written confidentiality and non-use obligations no less stringent than those in this Agreement, to its Affiliates, Affiliated Entities, bona fide potential or actual collaborators, licensors, sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any other Third Parties, (ii) to its financial advisors, attorneys and accountants, bona fide actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement; provided, however, that each Party may disclose the terms of this Agreement (but not any other Confidential Information) to bona fide actual or potential acquisition partners, financing sources or investors on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement and of duration customary in confidentiality agreements entered into for a similar purpose; provided, further, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 as if such individuals were parties directly bound to the requirements of this Section 8.1, or (iii) as required by any court or other governmental body or as otherwise required by applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, Pricing and Reimbursement Approval, import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity); provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information. Notwithstanding anything to the contrary contained in this ARTICLE VIII, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of Section 8.1(b) and this Section 8.1(c). If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Party afforded confidential treatment by the applicable Regulatory Authority.

(d) Secrecy of Licensed Know-How. Without limiting the generality of Section 8.1(a), during the Term the receiving Party will protect, and will cause, to the extent applicable, its Affiliates, Affiliated Entities and sublicensees, and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How and unpublished Patent Rights using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance and in any event a reasonable duty of care.

Section 8.2. Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product in the Field in the Territory, and each Party may make such disclosures from time to time, subject to the terms and conditions of this Agreement, including this Section 8.2. Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed Products, or Commercialization activities with respect to Licensed Products.

(a) On a date to be mutually agreed by the Parties, the Parties will jointly issue a press release regarding the signing of this Agreement. Except as set forth in the preceding sentence and for disclosures permitted in accordance with Section 8.1(b), whenever either Party elects to make any public disclosure regarding milestones, significant events in the Development or Commercialization of the Licensed Products in the Field in the Territory, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [***] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Laws, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [***] in advance). Each Party will have the right to review and approve any such planned press release or public announcement proposed by the other Party with respect to Licensed Products in the Field in the Territory, or that includes Confidential Information of the other Party; provided, however, that (A) the reviewing Party will attempt to provide such approval as soon as reasonably possible and will not unreasonably withhold such approval; (B) the reviewing Party will provide explanations of its disapproval of such press release; and (C) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (1) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (2) such press release or public announcement is consistent with the previously issued press release or other publicly available information; and provided, further, that the other Party will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Laws based on the advice of counsel, which public disclosures are subject to Section 8.2. The Party reviewing a press release provided under this clause (A) of this Section 8.2(a) will review and approve or disapprove such press release within [***] after its receipt thereof.

(b) The principles to be observed in such disclosures will include accuracy, compliance with applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities and the need to keep investors informed regarding the business of the Party making such public disclosure. Nothing in this Section 8.2 will restrict a Party from making a disclosure required by Laws as reasonably determined by such Party’s counsel, including disclosures required by any Laws relating to the public sale of securities (as provided in Section 8.1(c)); provided, however, that such disclosure will include the maximum amount of Confidential Information required by such applicable Laws, and the Parties will use reasonable efforts to seek confidential treatment of Confidential Information to be included in such disclosures.

(c) In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on the Licensed Product, including any oral presentation or abstract that contain clinical data or pertain to results of Clinical Studies or other studies, such publication or presentation will be subject to the prior review by the JSC for patentability and protection of the Parties’ Confidential Information. Each Party will provide to the JSC the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of Licensed Products during the Term. The JSC will review such proposed material at the next meeting of the JSC, with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event that the JSC provides such a statement of concern, the submitting Party will not submit such publication that contains such information until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as requested by the other Party.

(d) In addition to the foregoing, with respect to any disclosures by Licensee, such disclosures will be subject at all times to any publicity or publication requirements set forth in any Upstream License. Licensee will not submit or publish any article or other publication to or with any scientific journal or other publisher that requires, as a condition of publication, that Licensee agrees to make available to the publisher or Third Parties any materials that are the subject of the publication. All publications made by Licensee relating to any Compound or Licensed Product will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 9.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

(c) Consents. Except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates or Affiliated Entities.

(e) Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

(f) Compliance with Laws. The Parties will, and will use Commercially Reasonable Efforts to ensure that their respective Affiliates, Affiliated Entities (to the extent applicable) and sublicensees shall, comply in all material respects with all applicable Laws in exercising their rights and fulfilling their obligations under this Agreement. Without limiting the generality of the foregoing, the Parties will conduct all Development, and Commercialization activities relating to the Compound or Licensed Product(s) in accordance with applicable Laws (including data privacy Laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will cause all permitted collaborators and sublicensees hereunder to comply with such applicable Laws. Without limiting the generality of the foregoing, the Parties will comply with all applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement. The Parties will require any contractors, subcontractors, sublicensees, or other Persons that provide services to such Party in connection with this Agreement to comply with such Party’s obligations under this Section 9.1(f).

Section 9.2. Additional Representations, Warranties and Covenants of Company. Company represents, warrants and covenants to Licensee that, as of the Effective Date:

(a) Licensed Patents. All Licensed Patents as of the Effective Date are listed in Exhibit C. Except as otherwise noted in Exhibit C, Company is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances. With respect to Licensed Patents not solely owned by Company, Company licenses such Licensed Patents in a manner that permits exclusive sublicenses as provided in this Agreement. All Licensed Patents owned by Company and, [***], all other Licensed Patents, have been filed and prosecuted in good faith in the patent offices in accordance with applicable Laws, and all applicable fees have been paid on or before the due date for payment. [***], all issued Licensed Patents are valid and enforceable.

(b) Licensed Know-How. Company owns or Controls the Licensed Know-How, Company has the right to use and disclose (in each case, under appropriate circumstances of confidentiality) the Licensed Know-How free and clear of any claims, liens, charges or encumbrances [***].

(c) Licensed Technology. [***], Company has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to research, Develop, manufacture, use or Commercialize the Compound or the Licensed Products in the Field in the Territory other than any rights that are expressly reserved or contingent under this Agreement. No Third Party has any license, option or other rights or interest in or to the Licensed Technology other than the rights that are expressly reserved or contingent under this Agreement.

(d) Delivery of Documentation. True, complete, and correct copies of: (i) all existing material Regulatory Filings in its possession and control relating to Licensed Products, (ii) all material adverse information with respect to the safety and efficacy of the Licensed Products in Company’s or its Affiliated Entities’ (to the extent applicable, in accordance with Section 2.1(b)) possession and control, and (iii) all material data in Company’s or its Affiliated Entities’ (to the extent applicable, in accordance with Section 2.1(b)) possession and control needed to support Regulatory Filings in the Territory, in each case ((i), (ii) and (iii)) have been provided or made available to Licensee prior to the Effective Date.

(e) Third Party Challenges. There are no claims, judgments, or settlements against, or amounts with respect thereto, made against Company or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How. [***], [***], no claim or litigation has been received by Company or its Affiliates or, [***], threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) asserting the misuse of any of the Licensed Patents, (iii) challenging Company’s Control of the Licensed Patents (i.e., alleging that a Third Party has a right or interest in or to the Licensed Technology) or (iv) alleging misappropriation of the Know-How of any Third Party used in the Development, Manufacture or Commercialization of Licensed Products by or on behalf of Company prior to the Effective Date.

(f) Non-Infringement of Third Party IP. [***], the Development, Manufacture or Commercialization of the Licensed Product, as conducted by Company, its Affiliated Entities (to the extent applicable) or its or their sublicensees prior to the Effective Date did not infringe any Patent Right or misappropriate or otherwise violate or misappropriate any Know-How of any Person (in the case of pending Patent Rights, evaluating them as if issued). No claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been received by the Company, or [***], threatened, against Company, any of its Affiliated Entities (to the extent applicable) or its or their sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Products.

(g) Absence of Litigation. There are no judgments or settlements against or owed by Company, its Affiliates or its sublicensees, or, [***], pending litigation against Company, its Affiliates, or its sublicensees, or litigation threatened against Company, its Affiliates, or its sublicensees, in each case related to Licensed Products, including any such litigation any relating to any Regulatory Filings, Regulatory Approvals or Marketing Authorizations Controlled by Company, its Affiliates or its sublicensees as of the Effective Date.

(h) Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. Company, its Affiliates, and its sublicensees have generated, prepared, maintained, and retained all Regulatory Filings and Marketing Authorizations in its control that are required to be maintained or retained pursuant to and in material compliance with applicable Laws, and have conducted in material compliance with applicable Laws, including GLP and GCP all Development of Licensed Products in the Field conducted prior to the Effective Date.

(i) Confidentiality of Know-How. Company has taken precautions, consistent with its usual business practice, to preserve the confidentiality of the Licensed Know-How.

(j) Assignment of Third Party Rights; Third Party Consents.

(i) Company has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are performing Development activities under the Development Plan for Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that Licensee will, by virtue of this Agreement, receive from Company, without payments beyond those required by ARTICLE VI, the licenses and other rights granted to Licensee under this Agreement.

(ii) Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by Company, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to Company; [***], no current officer, employee, agent, or consultant of Company or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Licensed Patents.

(iii) Prior to the Effective Date, Company has obtained all consents from Third Parties necessary to grant Licensee the licenses and rights Company purports to grant to Licensee under this Agreement.

(k) Statements to Regulatory Authorities. Neither Company nor any of its Affiliates, nor, [***], its sublicensees nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products, or failed to disclose a material fact required under applicable Laws to be disclosed to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products.

(l) Compliance with Laws. Company has used commercially reasonable efforts to ensure that all of the studies, tests and pre-clinical and clinical trials of Licensed Products conducted prior to, or being conducted as of, the Effective Date by or on behalf of Company have been and are being conducted in all material respects in accordance with applicable Laws.

(m) Upstream Licenses.

(i) All Upstream Licenses as of the Effective Date are listed in Exhibit D. Company (A) has not materially breached any of its obligations under the terms and conditions with the Upstream Licenses as of the Effective Date and all Upstream Licenses as of the Effective Date are in full force and effect; (B) has not received any written notice that alleges breach or default by Company of, requests a material amendment of, termination of any Upstream License; and (C) is not aware of any potential breach, default, or potential default of any Upstream License; and

(ii) During the Term, Company and its Affiliates (A) will not materially breach the terms and conditions of each Upstream License that would be necessary or reasonably useful for Licensee to Develop, or Commercialize the Compound or Licensed Products in the Field in the Territory pursuant to this Agreement; (B) will [***] ensure that the Upstream Licenses are in full force and effect for so long as any Licensed Technology licensed to Company under such Upstream Licenses are necessary or reasonably useful for the Development, or Commercialization of the Licensed Products in the Field in the Territory; (C) will provide prompt notice to Licensee of its receipt of any written notice that alleges breach or default by Company of, requests a material amendment of, or termination of any Upstream License; and (D) will not amend, modify or terminate any Upstream Licenses in a manner that would terminate rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of the licenses granted to Licensee under the technology licensed to Licensee hereunder[***].

(n) No Conflict. During the Term, Company and its Affiliates will not grant any interest in the Licensed Technology that is inconsistent with the terms and conditions of this Agreement.

Section 9.3. Non-Assertion. During the Term, Company will enforce its rights against [***] under the [***] Agreement with respect to [***]’s covenant that it and its affiliates will not assert rights to the Licensed Technology or any Patent Rights covering any metabolite of the Compound, including [***] against Company, its Affiliates, sublicensees, or any of their respective distributors, resellers or customers; (b) will not otherwise participate in any such action or proceeding against Company, its Affiliates and sublicensees, or any of their respective distributors, resellers or customers; and (c) will not support or encourage any Third Party to sue for infringement or misappropriation of any Patent Rights covering [***], in each case ((a), (b), and (c)), to the extent that such infringement or misappropriation arises incidentally as a result of the administration of the Compound in patients.

Section 9.4. Additional Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants to Company that, as of the Effective Date, no claim or demand of any Person has been asserted in writing to Licensee arising out of, and to the knowledge of Licensee, no investigations are pending or threatened in writing with respect to, Licensee’s development, regulatory or commercialization activities [***].

Section 9.5. No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party.

Section 9.6. No Other Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 9.1, SECTION 9.2, SECTION 9.3, SECTION 9.4 OR SECTION 9.5, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X

INDEMNIFICATION; DAMAGES

Section 10.1. Indemnification by Company. Company will defend, indemnify and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents (each, a “Licensee Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any Licensee Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Company in this Agreement, or any breach by Company of any obligation, covenant or agreement in this Agreement; (b) the gross negligence or intentional misconduct of Company or any of its Affiliated Entities (to the extent applicable), sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing Company’s obligations or exercising Company’s rights under this Agreement; (c) activities conducted by or on behalf of Company, its Affiliated Entities (to the extent applicable) or its sublicensees or contractors related to the Development, Manufacture or Commercialization of Licensed Products anywhere in the world prior to the Effective Date; and (d) the Development, Manufacture or Commercialization of the Licensed Products by or on behalf of Company, any of its Affiliated Entities (to the extent applicable), Sublicensees or contractors outside the Territory; provided, however, that Company’s obligations pursuant to this Section 10.1 will not apply to the extent such Third Party Losses result from Third Party Losses for which Licensee has an obligation to indemnify Company pursuant to Section 10.2.

Section 10.2. Indemnification by Licensee. Licensee will defend, indemnify and hold harmless Company, its Affiliated Entities (to the extent applicable) and their respective directors, officers, employees and agents (each, a “Company Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Company Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Licensee in this Agreement, or any breach by Licensee of any covenant or agreement in this Agreement, (b) the gross negligence or intentional misconduct of, or violation of Laws by, Licensee, any of its Affiliates, Sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing Licensee’s obligations or exercising Licensee’s rights under this Agreement, or (c) the Development, Manufacture or Commercialization of the Licensed Product by or on behalf of Licensee, its Affiliates, Sublicensees or contractors in the Field in the Territory; provided, however, that Licensee’s obligations pursuant to this Section 10.2 will not apply to the extent such Third Party Losses result from Third Party Losses for which Company has an obligation to indemnify Licensee pursuant to Section 10.1.

Section 10.3. Claims for Indemnification.

(a) Notice. An Indemnified Party entitled to indemnification under Section 10.1 or Section 10.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

(b) Defense. Within [***] after delivery of a notice of any Third Party Claim in accordance with Section 10.3(a), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld). The Party not controlling such defense may participate therein at its own expense.

(c) Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

(d) Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion)), agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party).

(e) Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates, Affiliated Entities (to the extent applicable) and sublicensees take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE XIV. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 10.4. Insurance. Each Party, at its own expense, will maintain liability insurance (or self-insure) with respect to its activities under this Agreement in an amount consistent with industry standards. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limiting the foregoing, during the Term and thereafter for the period of time required below, each Party will maintain on an ongoing basis comprehensive general liability insurance policies which are consistent with normal business practices of prudent companies similar situated in such Party’s territory. Not later than [***] following receipt of written request from a Party, the other Party will provide to the requesting Party a certificate of insurance evidencing such insurance policies. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.

ARTICLE XI

LIMITATION OF LIABILITY

Section 11.1. No Consequential or Punitive Damages. EXCEPT AS SET FORTH IN Section 11.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR AFFILIATED ENTITIES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 11.2. EXCLUSION FROM LIABILITY LIMITATION. THE LIMITATIONS AND DISCLAIMER SET FORTH IN Section 11.1 WILL NOT APPLY TO A CLAIM: (A) FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) FOR A BREACH OF ARTICLE VIII; OR (C) FOR INDEMNIFIABLE LOSSES PURSUANT TO Section 10.1 OR Section 10.2, AS APPLICABLE.

ARTICLE XII

TERM AND TERMINATION

Section 12.1. Term. Unless terminated earlier in accordance with this ARTICLE XII, this Agreement will become effective as of the Effective Date and will continue in full force until the last to expire Royalty Term in the Field in the Territory for all Licensed Products (the “Term”).

Section 12.2. Paid-Up License Upon End of Royalty Term. Upon the expiration of the Royalty Term for a given Licensed Product in the Field in a given Region in the Territory, the licenses and rights of reference granted to Licensee pursuant to Section 2.1 will become perpetual, irrevocable, fully paid-up, and royalty free with respect to such Licensed Product in such Region.

Section 12.3. Early Termination.

(a) Termination for Material Breach. Upon (i) any material breach of this Agreement by Company or (ii) any material breach of this Agreement by Licensee (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by providing [***] written notice to the Breaching Party in the case of any other material breach, which notice will, in each case (A) expressly reference this Section 12.3(a), (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (1) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [***] without the written consent of the Non-Breaching Party; and (2) if the Breaching Party disputes (x) whether it has materially breached this Agreement, (y) whether such material breach is reasonably curable within the applicable cure period, or (z) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to ARTICLE XIII, and this Agreement may not be terminated during the pendency of such dispute resolution procedure. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Licensed Products.

(b) Termination by Licensee for Convenience. Licensee may, upon [***] prior written notice to Company, terminate this Agreement for convenience, without cause, and for any or no reason, on a Region-by-Region basis.

(c) Termination for Bankruptcy. This Agreement may be terminated, to the extent permitted by applicable Laws, by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

(d) Patent Challenge. Company has the right to terminate this Agreement upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Patent Rights within the Licensed Technology (a “Patent Challenge”); provided that this Section 12.3(d) will not apply to any Patent Challenge that (i) is first made by Licensee or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by the Company under the applicable Patent Rights or any Patent Challenge, (ii) was brought by an Acquirer prior to the effective date of such Change of Control, or (iii) is brought by any non-Affiliate Sublicensee if Licensee (A) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (B) terminates such Sublicensee’s sublicense to the Patent Rights being challenged by the Sublicensee, in each case, within [***] after the Company’s notice to Licensee under this Section 12.3(d).

Section 12.4. Effects of Termination.

(a) Effects of Termination Generally. Upon termination of this Agreement in its entirety pursuant to Section 12.3, the JSC will cease to exist, the Parties’ rights, licenses and obligations under this Agreement will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 12.4; provided, however, that, if this Agreement is terminated with respect to a particular Region only, then such rights and obligations will terminate only to the extent they relate solely to the terminated Region and the JSC will continue with respect to such non-terminated Regions.

(b) Winding Down of Activities. If there are any on-going Development or Commercialization activities at termination or expiration of this Agreement, the Parties shall negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion or, at Company’s election, promptly transition such activities from Licensee to Company or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Studies of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable Laws.

(c) License Grant to Company. Upon termination of this Agreement, Licensee hereby grants (effective on delivery of the notice of termination) to Company a royalty-free, fully-paid up, worldwide, irrevocable, perpetual, transferable license, with the right to grant sublicenses through multiple tiers under the Licensee Technology as it exists on the effective date of termination to enable Company solely to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory (the “Reversion License”); provided that, with respect to any Licensee Technology that is Controlled by Licensee and its Affiliates and sublicensees pursuant to an agreement with a Third Party, Company will pay all amounts due under any such agreement as a result of Company’s exercise of the rights granted thereunder. The Reversion License will be [***] other than for termination due to [***], in which case, the Reversion License will be [***]. If Company, the Affiliated Entities or its or their sublicensees exercises the Reversion License or the rights granted pursuant to Section 12.4(g) and this Agreement has been terminated by Licensee pursuant to [***], Company will pay to Licensee, in consideration of the rights granted to Company, an amount [***]; provided, however, that if the Parties cannot agree upon [***] within [***], then, notwithstanding Section 13.2, the matter shall be resolved in accordance with Exhibit F. Following such termination, Company will indemnify, defend and hold Licensee and the Licensee Indemnified Party harmless in the manner forth in Section 10.2(c) (including, for the avoidance of doubt, all product liability claims (whether arising during Development or Commercialization) relating to any Compound or Licensed Product (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise)) as if Company were License and the Licensee Indemnified Parties were the Company Indemnified Parties, mutatis mutandis for all Third Party Losses arising after the effective date of such termination, and Licensee’s indemnification obligations under Section 10.2(c) shall thereupon cease for Third Party Losses arising after the effective date of such termination.

(d) Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(e) Survival. This Section 12.4(e), the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Section 2.2(c), Section 4.3 (only for [***] following the effective date of such expiration or termination), Section 7.1, Section 7.6, ARTICLE VIII, ARTICLE X, ARTICLE XI, Section 12.4, ARTICLE XIII and ARTICLE XIV. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE I, will survive to the extent required. Except as otherwise expressly provided in this Agreement, including this all rights and obligations of the Parties under this Agreement, including this Section 12.3(d), any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated Region, as the case may be, for any reason.

(f) Inventory. Upon termination of this Agreement, Company will have the right to purchase all of Licensee and its Affiliates’ remaining inventory of Licensed Products held as of the effective date of termination of this Agreement at a price equal to Licensee’s Fully Burdened Manufacturing Cost with the definition of Fully Burdened Manufacturing Cost in Section 1.1 (mutatis mutandis).

(g) Transfer of Regulatory Filings and Regulatory Approvals. Following the effectiveness of any termination of this Agreement pursuant to Section 12.3, as promptly as practicable after Company’s written request, Licensee will, to the extent permitted under applicable Laws and not commercially infeasible, and at Company’s sole cost and expense (unless the applicable termination giving rise to Company’s rights under this Section 12.4(g) was for Licensee’s material breach pursuant to Section 12.3(a), in which case such transfer will be at Licensee’s sole cost and expense), assign and transfer to Company all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products that are held by or owned by Licensee or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated Region, as the case may be, and will take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations to Company. If applicable Laws or relevant Regulatory Authorities prevent or delay the transfer of ownership of any such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations to Company or if it is commercially infeasible for Licensee to do so, then Licensee will grant, and hereby does grant, to Company an exclusive and irrevocable right of access and right of reference to such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products in the Field in the Territory or the terminated Region, as the case may be, and will reasonably cooperate with Company, at Company’s expense (unless the applicable termination giving rise to Company’s rights under this Section 12.4(g) was for Licensee’s material breach pursuant to Section 12.3(a), in which case such transfer will be at Licensee’s sole cost and expense), to make the benefits of such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations available to Company or its designee(s).

(h) Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (B) each Party may retain one copy of the Confidential Information of the other Party for its legal archives.

(i) Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country. The Parties further acknowledge that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country. In the event of the commencement of a bankruptcy proceeding by or against Company under the Code and any similar laws in any other country, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Company elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Company upon written request therefor by Licensee. All rights, powers and remedies of Licensee provided for in this Section 12.4(i) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country).

(j) Cooperation. Each Party will cause its Affiliates, sublicensees and contractors to comply with the obligations in this Section 12.4.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1. Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the JSC for resolution. Should the JSC not be able to reach agreement at a duly called meeting of the JSC within [***] after the date on which the matter is referred to the JSC, then either Party may refer such matter to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then, subject to Section 5.5 with respect to the Company’s final decision-making authority on all matters to within the purview of the JSC relating to the Development, Manufacture or Commercialization of the Licensed Products in the Territory, either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 13.2.

Section 13.2. Arbitration. Except as set forth in Section 12.4(c) and this Section 13.2, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 13.1 will be referred to and finally resolved by arbitration in accordance with the International Chamber of Commerce (the “Rules”) by an arbitral tribunal composed of three (3) arbitrators, all of whom will have previous judicial experience and significant experience in the biopharmaceutical industry, with each Party appointing one (1) arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties. If the two initial arbitrators are unable to select a third arbitrator within [***], the third arbitrator will be appointed in accordance with ICC rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. Unless otherwise agreed by the Parties, all such arbitration proceedings [***] will be held in [***]; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.2). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 13.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 13.2 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights or of any Trademark rights relating to any Licensed Products will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

Section 13.3. Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN Section 13.2 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Assignment; Successors.

(a) Assignment.

(i) General. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (A) to an Affiliate or (B) [***], or in the event of its merger or consolidation, reorganization or similar transaction, subject to the assignee agreeing in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of this Section 14.1(a)(i) will be null and void.

(ii) Securitization. Notwithstanding anything to the contrary in Section 14.1(a)(i) or elsewhere in this Agreement, Company may assign to a Third Party its right to receive the milestone payments and the royalty payments owed under ARTICLE VI (such assignment, a “Securitization Transaction”) without the prior written consent of Licensee. Further, in connection with a contemplated Securitization Transaction, Company may disclose to such Third Party the Confidential Information of Licensee (including the royalty reports contemplated under Section 6.3), without the prior written consent of Licensee, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is under obligations of confidentiality and non-use with respect to such Confidential Information that are no less stringent than the terms of ARTICLE VIII), and to allow such Third Party to exercise its rights under this Section 14.1(a)(ii). As part of any consummated Securitization Transaction, Company may assign, without the prior written consent of Licensee, its right to receive the royalty reports and to conduct audits under Section 6.3 and Section 6.6 to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Sections.

(b) Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.1(b) will be null, void and of no legal effect.

Section 14.2. Choice of Laws. This Agreement will be governed by and interpreted under the Laws of the State of New York, without regard to the conflicts of law principles thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement will be resolved exclusively in accordance with Section 13.2; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1 and (b) the construction or effect of Patent Rights will be determined in accordance with the Laws of the country, Region or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. Any communication or proceedings resulting from disputes under this Agreement will be in English language. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).

Section 14.3. Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery (upon written confirmation of receipt), (b) when received by the addressee, if sent by a reputable internationally recognized overnight courier that maintains records of delivery, or registered or certified mail, postage prepaid, return receipt requested and (c) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 14.3). This Section 14.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Company:	QED Therapeutics, Inc. 421 Kipling Street Palo Alto, CA 94301, USA Attention: Chief Executive Officer

With copies to:	Goodwin Procter LLP 901 New York Ave, NW Washington, D.C. 20001, USA Attention: Noelle Dubiansky, Esq.

If to Licensee:	LianBio c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Bing Li, Chief Executive Officer

With copies to:	Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: Eric Wu and David R. Chen Fax: 86-21-6157-5299 Email: Eric.Wu@ropesgray.com and David.Chen@ropesgray.com

Section 14.4. Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

Section 14.5. Integration. This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Term Sheet (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). In the event of a conflict between the Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

Section 14.6. Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding the authority granted to the JSC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 14.7. Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.

Section 14.8. Affiliates, Sublicensees, and Contractors. To the extent that this Agreement imposes obligations on Affiliates, sublicensees or contractors of a Party, such Party will cause its Affiliates and its sublicensees and contractors to perform such obligations, as applicable. Either Party may use one or more of its Affiliates, sublicensees or contractors to perform its obligations and duties or exercise its rights under this Agreement, solely to the extent permitted and as specified in this Agreement; provided, however, that (a) each such Affiliate, sublicensee or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement as if such Affiliate, sublicensee or contractor were a party hereto, (b) the performance of any obligations of a Party’s by its Affiliates, sublicensees or contractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, and (c) subject to such Party’s assignment to an Affiliate pursuant to Section 14.1, such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement. Subject to this Section 14.8, if a Party exercises its rights and performs its obligations under this Agreement through one or more of its Affiliates, “Company” will be interpreted to mean “Company or its Affiliates” and “Licensee” will be interpreted to mean “Licensee or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations under this Agreement.

Section 14.9. Force Majeure. Neither Party will be responsible to the other for, or be deemed to have defaulted under or breached this Agreement for, any failure or delay in performing any of its obligations under this Agreement or for other nonperformance under this Agreement (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by or results from events beyond the reasonable control of the non-performing Party, including national industry strike, fire, flood, earthquake, hurricanes, tsunamis, war, acts of war (e.g., hostilities between nations), insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), act of terrorism, act of God or acts, omissions or delays in acting of the government of any country or Region or of any local government (including trade disputes), in each case, except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement (a “Force Majeure Event”). In such event, the Party affected will promptly (and, in any event, within [***]) notify the other Party in writing of such Force Majeure Event, stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party and will use Commercially Reasonable Efforts to resume performance of its obligations.

Section 14.10. No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Third Party. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE X, the Indemnified Parties.

Section 14.11. Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party will be required (but, for clarity, will have the right as specified in this Agreement) to terminate this Agreement due to a breach of this Agreement by the other Party.

Section 14.12. Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365-day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) neither Party or its Affiliates or Affiliated Entities will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “will” will be construed to have the same meaning and effect as the word “shall”.

Section 14.13. Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).

Section 14.14. Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 14.15. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

Section 14.16. Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with U.S. export Laws and regulations.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

QED THERAPEUTICS, INC.

/s/ Neil Kumar
Name: Neil Kumar
Title: President

LIANBIO

/s/ Debra Yu
Name: Debra Yu
Title: President & CBO

[Signature Page to Exclusive License Agreement]

Exhibit A

COMPOUND

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Exhibit A

Exhibit B

LICENSED KNOW-HOW

[***]

Exhibit B

Exhibit C

LICENSED PATENTS

[***]

Exhibit C

Exhibit D

UPSTREAM LICENSES

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Exhibit D

Exhibit E

FORM OF WARRANT

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Exhibit E

Exhibit F

REVERSION LICENSE [***] ARBITRATION PROVISIONS

1.

If the Parties cannot agree upon [***] of the Reversion License pursuant to Section 12.4(c) of the Agreement, then either Party may submit the dispute for final resolution by binding arbitration in accordance with this Exhibit F.

2.

The Parties shall select and agree upon a mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has significant relevant experience in the development and commercialization of pharmaceutical products (the “Expert”). If the Parties are unable to mutually agree upon an Expert within [***] following the delivery of notice by one Party to the other of a request for resolution under this Exhibit F, then upon request by either Party, the Expert shall be an arbitrator appointed by the Judicial and Mediation Services (“JAMS”). The date on which the Expert is selected or appointed, as applicable, will be the “Arbitration Commencement Date.” Each Party shall, within [***] following the Arbitration Commencement Date, prepare and deliver to both the Expert and the other Party its proposed terms to resolve the disputed matter (i.e., [***] for the Reversion License pursuant to Section 12.4(c) of the Agreement) and a memorandum (the “Supporting Memorandum”) in support thereof. The Party that submitted the dispute for arbitration will also provide the Expert and the other Party with a copy of this Agreement. Within [***] after receipt of the other Party’s Supporting Memorandum, each Party may submit to the Expert (with a copy to the other Party) a rebuttal to the other Party’s Supporting Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed terms. Neither Party may have communications (either written or oral) with the Expert other than (a) prior to the Arbitration Commencement Date, for the sole purpose of engaging the Expert, and (b) upon or following the Arbitration Commencement Date, solely as expressly permitted in this Exhibit F.

3.

Within [***] after the Expert’s receipt of each Party’s Rebuttal (or the expiration of the period for the Parties to submit a Rebuttal, if earlier), the Expert will select, between the proposals provided by the Parties, the proposal that the Expert believes most accurately reflects [***] for the Reversion License pursuant to Section 12.4(c) of the Agreement (the “Selected Agreement”). The Expert shall not have the authority to modify a proposal initially submitted by a Party. The decision of the Expert shall be the sole, exclusive, binding and unappealable remedy for the dispute at issue, and the Selected Agreement shall become a binding and enforceable agreement between the Parties, effective as of the date of the Expert’s selection thereof.

4.

The Expert will have reasonable discretion to request additional information, hold a hearing, and extend the timeframe for reaching a decision regarding the dispute at issue. The Expert’s fees and expenses will be paid by the Party whose proposal is not selected by the Expert. Each Party will otherwise bear and pay its own expenses incurred in connection with any proceedings under this Exhibit F.

Exhibit F

Schedule 9.2(c)

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